Exhibit 99.1

            Sharps Compliance Corp. Reports Continued Strong Growth
                   for the Third Quarter of Fiscal Year 2007

     -- Customer billings increase 26% for the third fiscal quarter; Revenue up 14%

     --   Earnings per share more than double for the nine-month period

     --   Strong growth in pharmaceutical, hospitality and professional markets

     --   Initial major pharmaceutical manufacturer order leads quarterly growth

     HOUSTON--(BUSINESS WIRE)--May 1, 2007--Sharps Compliance Corp. (OTCBB:SCOM) ("Sharps" or the "Company"), a leading provider of cost-effective medical waste disposal solutions for industry and consumers, today reported an increase in revenue of 14% to $2.9 million for the third quarter of fiscal year 2007 ended March 31, 2007, over the same period in the prior year. Customer billings increased to $3.0 million for the third quarter, a 26% increase over the prior year period. Higher revenue and billings were driven by a new contract with a major pharmaceutical manufacturer and higher sales to the hospitality and professional markets. For the first nine months of fiscal 2007, revenue increased 15% to $9.1 million compared with $7.9 million during the first nine months of fiscal 2006. During the same period, customer billings increased to $9.3 million, a 19% increase over the prior year nine-month period.

     Dr. Kunik commented, "During the third quarter, we successfully executed the initial order from a major pharmaceutical manufacturer that recognized the benefits of the Sharps Disposal by Mail System(R) for its patients and the environment. We are very focused on the pharmaceutical industry because of the magnitude of the opportunities in this market. Our new sales and marketing executive has valuable experience in this industry and we continue to make measurable progress with several prospects. Additionally, we believe the sales opportunities in the retail market, from non-emergency clinics and flu shot administration in the retail setting, should also result in significant annual revenue growth for the Company."

     For the three and nine months ended March 31, 2007, the Company generated GAAP net income of $82 thousand, or $0.01 per diluted share, and $795 thousand, or $0.07 per diluted share, respectively, compared with GAAP net loss of $3 thousand, or $0.00 per diluted share, for the three months ended March 31, 2006 and GAAP net income of $329 thousand, or $0.03 per diluted share, for the nine months ended March 31, 2006.

     GAAP net income for the three and nine months ended March 31, 2007 included a special charge for severance and executive recruiter expenses of $138 thousand related to the previously announced re-alignment of the Company's sales organization. Excluding this special charge, non-GAAP net income for the third quarter was $217 thousand, or $0.02 per diluted share, and $930 thousand, or $0.08 per diluted share, for the nine month period ended March 31, 2007.

     The demand for the Company's primary product, the Sharps Disposal by Mail System(R), which facilitates the proper and cost-effective disposal of medical waste including hypodermic needles, lancets and other devices or objects used to puncture or lacerate the skin (referred to as "sharps"), has been growing rapidly because of its mail-back convenience and its unique data tracking feature. In addition, the targeted market of small quantity sharps waste generators is expanding with the growing awareness of the need to properly handle sharps medical waste for safety and environmental concerns combined with the expanding need for self-injectable medications.

     Dr. Kunik noted, "We continue to see a number of factors driving the growth of our target market of small quantity generators of sharps. In addition to flu shot and inoculation services, retail chains and pharmacies across the nation continue adding healthcare clinics designed to replace non-emergency visits to doctors' offices. It is estimated that within the next two years, there will be over 3,000 such clinics in retail settings, up from just a few hundred today. We believe public opinion and patient behavior patterns regarding the proper disposal of medical sharps are changing as a result of new and proposed legislation as well as increased awareness of the proper means of sharps disposal. As an established leader in the market with the proven Sharps Disposal by Mail System(R), we believe we are well-positioned to capitalize on the many sales opportunities in all key growth markets."

     Sales and Billings Growth

     Customer billings for the third quarter of fiscal 2007 were $3.0 million, an increase of 26% compared with $2.4 million in the prior year third quarter. Customer billings include all invoiced amounts associated with products shipped during the period reported. Revenue represents customer billings adjusted to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and revenue is reflected in the Company's balance sheet as deferred revenue.

     The third quarter was highlighted by the completion of the initial $450 thousand in billings to the Company's first major pharmaceutical manufacturing customer. The Sharps product and service package for this customer includes the Sharps Disposal by Mail System(R), fulfillment services including product shipment direct to the pharmaceutical manufacturer's patients and data services utilizing the Company's proprietary SharpsTracer(TM) system. The entire contract is valued at $1.4 million and is expected to be completed in calendar year 2007.

     Growth in billings of 158%, or $0.20 million, in the hospitality sector reflects a large order from a national hair care chain that plans to use the Sharps Disposal by Mail System(R) to dispose of razor blades. The Company also generated increased customer billings in the commercial market and the professional market, which primarily consists of sales to dental practices where the Sharps Disposal by Mail System(R) is significantly more cost effective than the traditional healthcare pick-up service.

     For the nine month period ended March 31, 2007, customer billings were $9.3 million, a 19% increase over the first nine-months of the prior year. Leading the growth in customer billings for the nine month period were increased sales in the pharmaceutical, retail, hospitality, commercial and professional markets.

     Dr. Burton J. Kunik, Chairman, President and Chief Executive Officer of the Company, added, "We are aggressively pursuing larger sales opportunities with each contract having the potential to measurably influence the performance of any single quarter. Therefore, until we achieve critical mass in our sales and operations, we believe there will likely be fluctuations in revenue for quarterly comparatives."

     Operating Performance

     For the three and nine month periods of fiscal year 2007, gross margins were approximately 42%, consistent with the same periods of last fiscal year. Selling, general and administrative (S, G & A) expense declined 7% to $0.95 million for the third quarter of fiscal 2007 compared with $1.0 million in the same period the prior fiscal year as a result of the Company's continued cost containment measures. For the nine month period, S, G & A expense was $2.8 million, a 2% decrease compared with the corresponding prior year period.

     Non-GAAP operating margin, which excludes the effects of the special charge, was 7.2% for the third quarter fiscal 2007 compared with negative operating margin of 0.1% during the third quarter of the prior fiscal year. For the first nine months of the fiscal year, non-GAAP operating margin was 9.9%, a 560 basis point improvement over an operating margin of 4.3% during the same period last year.

     Other income included in the Company's statement of operations reflects increased interest income resulting from the corresponding higher cash balances and lower interest expense associated with reduced capital leases. For the nine months ended March 31, 2007, other income also included a $33 thousand net recovery of amounts due to the Company under a garnishment order recorded in the quarter ended December 31, 2006.

     Liquidity and Balance Sheet Strength

     The Company's cash position at March 31, 2007 increased to $1.6 million from $0.9 million at December 31, 2006 and $0.3 million at June 30, 2006. At March 31, 2007, stockholders' equity and total assets were $1.9 and $4.2 million, respectively, up from $0.25 million and $2.2 million from June 30, 2006, respectively. Although, Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at March 31, 2007. The line of credit is available to finance working capital and/or potential acquisition opportunities.

     Dr. Kunik concluded, "We believe our operating, service and administrative infrastructure is capable of supporting a strong increase in volume without significant capital investment or increase in S, G & A expense. This not only supports the Company's continued expected growth plans but also increased operating leverage and higher operating margins."

     Third Quarter 2007 Webcast and Conference Call

     The Company will host a teleconference at 10:00 a.m. Eastern Time. During the teleconference, Dr. Burt Kunik, Chairman, Chief Executive Officer and President, and David Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

     The Sharps conference call can be accessed the following ways:

     -- The live webcast can be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

     -- The teleconference can be accessed by dialing (973) 935-2970 approximately 5 - 10 minutes prior to the call.

     To listen to the archived call:

     -- The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.

     -- A replay can also be heard by calling (973) 341-3080, and entering the pin number, 8661429.

     The telephonic replay will be available from 1:00 pm Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time May 8, 2007.

     About Non-GAAP Financial Measures

     To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP financial measures please see the tables captioned "Non-GAAP Financial Measures and Reconciliations" included at the end of this release.

     We use the above noted non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our "recurring core business operating results," meaning our operating performance excluding items that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons with our historical performance and liquidity, as well as comparisons with industry operating results. We believe these non-GAAP financial measures are useful to investors both because, (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (ii) they are used by our investors and the analyst community to help them to evaluate our business.

     Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income minus the special charge related to the Company's recently announced sales re-alignment. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenue. Sharps considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of the special charge so that the Company's management and investors may compare Sharps' recurring core business operating results over multiple periods. We believe that, due to the significance and nature of the special charge, it is difficult for investors to evaluate our GAAP results of operations on a year-over-year basis because our GAAP results of operations for fiscal year 2006 did not include such a special charge. Therefore, investors cannot compare the fiscal year 2007 results to that of the prior fiscal year of our recurring core business operating results unless we exclude the special charge.

     Non-GAAP net income and EPS. We define non-GAAP net income as net income plus the special charge (net of taxes). We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding for the period presented. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Sharps uses non-GAAP operating income and non-GAAP operating margin.

     About Sharps Compliance Corp.

     Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective medical waste disposal solutions for industry and consumers. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

     As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

     More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

     Safe Harbor Statement

     The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

     FINANCIAL TABLES FOLLOW.


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations


                                         Three-Months Ended
                                              March 31,
                                       -----------------------
                                                                 %
                                          2007        2006     Change
                                       ----------- -----------
                                       (Unaudited) (Unaudited)
                                       ----------- -----------

Revenue                                $2,893,651  $2,531,210    14.3%

  Cost of revenue                       1,681,437   1,466,906    14.6%
                                       ----------- -----------
  Gross profit                          1,212,214   1,064,304    13.9%
     Gross margin                            41.9%       42.0%  (0.4%)
  SG&A expense                            952,608   1,024,505   (7.0%)
  Special charge                          138,000           -       -
  Depreciation and amortization            52,313      42,629    22.7%
                                       ----------- -----------

Operating income (loss)                    69,293      (2,830)
     Operating margin                         2.4%      (0.1%)
  Other income (expense)                   15,811         317
                                       ----------- -----------

Net income (loss) before income taxes     $85,104     ($2,513)
Income taxes                               (3,134)          -
                                       ----------- -----------
Net income (loss)                         $81,970     ($2,513)
                                       =========== ===========

Net income per share
     Basic                                  $0.01           -
                                       =========== ===========
     Diluted                                $0.01           -
                                       =========== ===========

Weighted Average
Shares Outstanding
     Basic                             11,552,360  10,547,827
     Diluted                           13,395,644  10,547,827


                                          Nine-Months Ended
                                              March 31,
                                       -----------------------
                                                                 %
                                          2007        2006     Change
                                       ----------- -----------
                                       (Unaudited) (Unaudited)
                                       ----------- -----------

Revenue                                $9,066,312  $7,854,699    15.4%

  Cost of revenue                       5,194,825   4,524,517    14.8%
                                       ----------- -----------
  Gross profit                          3,871,487   3,330,182    16.3%
     Gross margin                            42.7%       42.4%    0.7%
  SG&A expense                          2,831,152   2,879,355   (1.7%)
  Special charge                          138,000           -       -
  Depreciation and amortization           142,002     110,732    28.2%
                                       ----------- -----------

Operating income (loss)                   760,333     340,095   123.6%
     Operating margin                         8.4%        4.3%   93.7%
  Other income (expense)                   55,601      (2,288)
                                       ----------- -----------

Net income (loss) before income taxes    $815,934    $337,807
Income taxes                              (21,180)     (8,815)  140.3%
                                       ----------- -----------
Net income (loss)                        $794,754    $328,992   141.6%
                                       =========== ===========

Net income per share
     Basic                                  $0.07       $0.03   133.4%
                                       =========== ===========
     Diluted                                $0.07       $0.03   118.2%
                                       =========== ===========

Weighted Average
Shares Outstanding
     Basic                             10,918,402  10,547,481
     Diluted                           11,971,720  10,814,019


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheet

                                         March 31, 2007 June 30, 2006
                                          (Unaudited)
                                         -------------- --------------

ASSETS:
-----------------------------------------
Current assets:
  Cash and cash equivalents                 $1,591,114       $296,959
  Restricted cash                               10,010         10,010
  Accounts receivable, net                   1,327,840        935,283
  Inventory                                    469,972        325,688
  Prepaid and other assets                     174,943         88,348
                                         -------------- --------------
    Total current assets                     3,573,879      1,656,288
Property and equipment, net                    582,043        473,387
Intangible assets, net                          62,074         60,427
                                         -------------- --------------
    Total assets                            $4,217,996     $2,190,102
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY:
-----------------------------------------
Current liabilities:
  Accounts payable                            $641,701       $526,582
  Accrued liabilities                          325,621        262,219
  Current portion of deferred revenue          881,933        826,764
  Current maturities of capital lease
   obligations                                   4,412         40,260
                                         -------------- --------------
    Total current liabilities                1,853,667      1,655,825
Long-term deferred revenue                     375,256        211,568
Obligations under capital leases, net of
 current maturities                                  -          1,809
Other                                           71,250         69,000
                                         -------------- --------------
    Total liabilities                        2,300,173      1,938,202
Stockholders' Equity:
  Total Stockholders' Equity                 1,917,823        251,900
                                         -------------- --------------
    Total Liabilities and Stockholders'
     Equity                                 $4,217,996     $2,190,102
                                         ============== ==============


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                   Supplemental Revenue Information
                             (unaudited)


                              Three Months Ended March 31,
                             -------------------------------
                                2007     % Total    2006     % Change
                             ----------- ------- ----------- ---------
BILLINGS BY MARKET:
-----------------------------
Health Care                  $1,650,912    55.1% $1,687,148     (2.1%)
Pharmaceutical                  450,678    15.0%          -
Hospitality                     330,403    11.0%    127,843     158.4%
Professional                    157,706     5.3%    110,579      42.6%
Commercial                      100,882     3.4%     65,718      53.5%
Agriculture                      98,073     3.3%    118,063    (16.9%)
ProTec                           93,424     3.1%    104,575    (10.7%)
Retail                           49,413     1.6%     64,395    (23.3%)
Government                       43,158     1.4%     42,417       1.7%
Other                            23,056     0.8%     51,525    (55.3%)
                             ----------- ------- ----------- ---------
  Subtotal                    2,997,705   100.0%  2,372,263      26.4%
GAAP Adjustment (a)            (104,054)            158,947
                             -----------         ----------- ---------
  Revenue Reported            2,893,651           2,531,210      14.3%
                             ===========         =========== =========



                               Nine Months Ended March 31,
                             -------------------------------
                                2007     % Total    2006     % Change
                             ----------- ------- ----------- ---------
BILLINGS BY MARKET:
-----------------------------
Health Care                  $5,367,774    57.8% $5,309,558       1.1%
Pharmaceutical                  507,611     5.5%     95,172     433.4%
Hospitality                     638,320     6.9%    443,974      43.8%
Professional                    432,758     4.7%    321,781      34.5%
Commercial                      417,736     4.5%    205,586     103.2%
Agriculture                     439,978     4.7%    474,783     (7.3%)
ProTec                          311,497     3.4%    310,250       0.4%
Retail                          921,265     9.9%    513,002      79.6%
Government                      148,324     1.6%     53,021     179.7%
Other                           103,888     1.1%    102,939       0.9%
                             ----------- ------- ----------- ---------
  Subtotal                    9,289,151   100.0%  7,830,066      18.6%
GAAP Adjustment (a)            (222,838)             24,633
                             -----------         ----------- ---------
  Revenue Reported            9,066,313           7,854,699      15.4%
                             ===========         =========== =========


(a) Represents the net impact of the revenue recognition adjustment required to arrive at reported GAAP revenues. Customer billings includes all invoiced amounts associated with products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
           Non-GAAP Financial Measures and Reconciliations
                             (unaudited)

                                  Three-Months Ended March 31, 2007
                               ---------------------------------------
                                                            Non-GAAP
                               GAAP Actual  Adjustments     Results
                               ------------ -----------   ------------

Operating income                   $69,293    $138,000 (1)   $207,293
   Operating margin                    2.4%        4.8%           7.2%

Net income before income taxes     $85,104    $138,000       $223,104
Income taxes                        (3,134)     (2,760)(2)     (5,894)
                               ------------ -----------   ------------
Net income                         $81,970    $135,240       $217,210
                               ============ ===========   ============

  Net income per share
     Basic                           $0.01                      $0.02
                               ============               ============
     Diluted                         $0.01                      $0.02
                               ============               ============

  Weighted Average
  Shares Outstanding
     Basic                      11,552,360                 11,552,360
     Diluted                    13,395,644                 13,395,644


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
           Non-GAAP Financial Measures and Reconciliations
                             (unaudited)

                                   Nine-Months Ended March 31, 2007
                                 -------------------------------------
                                 GAAP Actual Adjustments    Non-GAAP
                                                             Results
                                 ----------- -----------   -----------

Operating income                   $760,333    $138,000 (1)  $898,333
   Operating margin                     8.4%        1.5%          9.9%

Net income before income taxes     $815,934    $138,000      $953,934
Income taxes                        (21,180)     (2,760)(2)   (23,940)
                                 ----------- -----------   -----------
Net income                         $794,754    $135,240      $929,994
                                 =========== ===========   ===========

  Net income per share
     Basic                            $0.07                     $0.09
                                 ===========               ===========
     Diluted                          $0.07                     $0.08
                                 ===========               ===========

  Weighted Average
  Shares Outstanding
     Basic                       10,918,402                10,918,402
     Diluted                     11,971,720                11,971,720

Notes:
--------------------------------
(1) To eliminate the special charge associated with the re-alignment of the Sales and Marketing organization. The amount includes severance and executive recruiter fees associated with the hiring of the new Senior Vice President of Sales and Marketing.

(2) Represents the tax effect of the special charge noted in (1) above.


     CONTACT: Sharps Compliance Corp.
              Executive Vice President, Chief Financial Officer
              & Business Development
              David P. Tusa, 713-660-3514
              dtusa@sharpsinc.com
              or
              Kei Advisors LLC
              Investor Relations
              Tammy Swiatek, 716-843-3853
              tswiatek@keiadvisors.com